Exhibit 99.1
FOR IMMEDIATE RELEASE
July 18, 2008
Royal Bank America Parent Co. Announces 2nd Quarter Earnings And Decision To Temporarily Forego Dividend
(NARBERTH, PA — MARKETWIRE) Royal Bancshares of Pennsylvania, Inc. (“Royal”) (NASDAQ: RBPAA), the holding company for Royal Bank America and Royal Asian Bank, announced earnings for the second quarter of 2008.
Net income for the three months ended June 30, 2008 was $152,000 (after adding an additional $4.5 million pre-tax to its provision for loan losses for the quarter) or $0.01 basic and diluted earnings per share, compared to net income of $4.0 million or $0.29 basic and diluted earnings per share for the same period in 2007. Net income for the six months ended June 30, 2008 was $1.2 million, as compared to $6.3 million for the same period in 2007. Net interest margin YTD improved to 3.31% at June 30, 2008 as compared to 2.97% at June 30, 2007. Consolidated total assets ended June 30, 2008 were $1.2 billion, compared to $1.3 billion at June 30, 2007.
In response to current economic trends, the Board of Directors has elected to temporarily forego the quarterly cash dividend.
Comments from Robert R. Tabas, Chairman, Royal Bancshares of Pennsylvania:
“The Board of Directors’ decision to temporarily forego paying a cash dividend was an extremely difficult one. We understand the importance of dividends to our shareholders; however, this action was deemed necessary to strengthen our balance sheet and maintain our company’s reserves to weather this downturn.”
“Royal is unique in that along with myself, our directors and senior management hold a significant interest in the Company’s outstanding common stock. This has proven beneficial throughout our history in that the goals of the management team and our shareholders are intrinsically linked.”
“Our emphasis continues to be on fostering long-term shareholder value, a significant facet of which is the swift reinstatement of our cash dividend, which will occur as soon as earnings improve and prudent practice allows.”
Comments from Joseph P. Campbell, President/CEO, Royal Bancshares of Pennsylvania, Inc. and Royal Bank America:
“We continue to maintain a very strong capital position that exceeds regulatory minimums to be considered ‘well-capitalized,’ the highest such designation.”
“For the 6th consecutive quarter our loan activity has increased, and though we remain cautiously optimistic about the state of the economy, we are actively pursuing opportunities to finance quality projects in our immediate region and beyond.”
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands at 22 unique branch locations throughout Pennsylvania, New Jersey and New York. As The Region’s Premier Commercial Real Estate Lender, Royal Bank America has played a lead role in the growth and development of our area for the past 40+ years. Royal Asian Bank enjoys a distinctive niche serving the financing and banking needs of the growing Asian-American population. Additional subsidiaries include RBA Leasing, engaged in equipment leasing solutions for small and mid-sized businesses, and RBA Capital, a lender finance company. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.
Some of the information in this document may contain projections or other forward-looking statements regarding future events or the future financial performance of Royal Bancshares of Pennsylvania, Inc. and its divisions/subsidiaries (“Royal”). We wish to caution you that these statements are only predictions and that actual events or results may differ materially. For a list of factors which could affect Royal’s operating results, see Royal’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in Royal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
Media Inquiries:
Marc Sanders
Director of Marketing
610.668.4700

FOR IMMEDIATE RELEASE	July 18, 2008
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months		Six Months
	Ended June 30th		Ended June 30th
	2008	2007	2008	2007
(in thousands, except for earnings per share)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$17,702	$22,601	$37,774	$42,061

Interest Expense	8,452	12,582	18,625	24,540

Net Interest Income	9,250	10,019	19,149	17,521
Provision for Loan Losses	4,531	159	7,812	371

Net Interest Income after Provision	4,719	9,860	11,337	17,150
Non Interest Income	2,452	2,714	3,744	5,267
Non Interest Expense	7,204	6,829	13,955	13,404

(Loss) Income before Taxes	(33)	5,745	1,126	9,013
Income Tax (Benefit)	(185)	1,787	(69)	2,728

Expense
Net Income	152	3,958	1,195	6,285

Earnings per share -basic	$.01	$.29	$.09	$.47

SELECTED RATIOS:
Return on Average Assets	0.1%	1.2%	0.2%	0.9%
Return on Average Equity	0.4%	9.7%	1.7%	7.8%
Average Equity to Assets	12.3%	12.3%	12.1%	12.2%
Book Value Per Share	$10.35	$12.06
CONDENSED BALANCE SHEET

	June 30, 2008	Dec. 31, 2007
(in thousands)	(unaudited)	(unaudited)
Cash and Cash Equivalents	$11,898	$10,905
Investment Securities	378,739	531,695
Loans (net)	652,021	625,193
Premises and Equipment (net)	29,311	31,408
Accrued Interest receivable	13,704	15,256
Other Assets	76,269	64,018

Total Assets	$1,161,942	$1,278,475

Deposits	682,301	770,152
Borrowings	294,836	313,477
Other Liabilities	19,642	20,838
Subordinated debentures	25,774	25,774
Minority Interest	2,177	1,867
Shareholders’ Equity	137,212	146,367

Total Liabilities and Shareholders’ Equity	$1,161,942	$1,278,475

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of FIN 46(R) “Variable Interest Entities.”